                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                                 DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)

                                     [  ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 DESIGNS, INC.

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                                  JUNE 9, 1998

     The Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts at 10:00 A.M. on Tuesday, June 9, 1998 for the following purposes:

          1. To elect six directors to serve until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof.

          2. To transact such further business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on April 17, 1998 will be available for inspection by any stockhkolder of record at the Annual Meeting and, beginning on May 29, 1998, at the Company's principal executive office, 66 B Street, Needham, Massachusetts. The transfer books will not be closed.

                                          By order of the Board of Directors,



                                          SCOTT N. SEMEL
                                          Secretary





Needham, Massachusetts
May 6, 1998

                                 DESIGNS, INC.
                                  66 B STREET
                          NEEDHAM, MASSACHUSETTS 02194
                                 (781) 444-7222

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 9, 1998


                                 USE OF PROXIES

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about May 6, 1998 in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders to be held on Tuesday, June 9, 1998, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' direction. Stockholders are encouraged to vote on the matters to be considered. However, if no choice has been specified by a stockholder, the shares covered by an executed proxy will be voted as recommended by management. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

     A plurality of the votes of shares of the Company's Common Stock, $.01 par value ("Common Stock"), properly cast is required to elect directors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present or represented at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board of Directors has determined, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), that the Board of Directors to be elected at the Annual Meeting shall consist of six members. There are six nominees, each of whom currently serves as a member of the Board of Directors of the Company, to be elected to serve on the Board until the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof. Although management expects all nominees to accept nomination and to serve if elected, proxies may be voted for a substitute if a nominee is unable to serve at the time of election.

     The nominees for directors are:

                                                                                        DIRECTOR
NAME                                        AGE                 POSITION                 SINCE
----                                        ---                 --------                --------
Stanley I. Berger.........................  68    Chairman of the Board and Director      1976
Joel H. Reichman..........................  47    President, Chief Executive Officer      1987
                                                  and Director
James G. Groninger........................  54    Director                                1987
Bernard M. Manuel.........................  50    Director                                1990
Melvin I. Shapiro.........................  83    Director                                1990
Peter L. Thigpen..........................  58    Director                                1994

     The Board of Directors recommends that you vote FOR the election of the six individuals named above as directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following named persons were the only persons or entities believed by the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of April 13, 1998. The Company is informed that, except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                           NUMBER OF SHARES       PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED    OF CLASS(1)
          ------------------------------------            ------------------    -----------
Heartland Advisors, Inc.................................      2,633,500(2)         16.7%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202

Franklin Resources, Inc.................................      1,550,000(3)          9.8%
  777 Mariners Island Boulevard
  San Mateo, California 94403

Grace & White, Inc......................................      1,206,250(4)          7.7%
  515 Madison Avenue
  New York, New York 10022

Stanley I. Berger.......................................      1,190,620(5)          7.5%
  66 B Street
  Needham, Massachusetts 02194

Dimensional Fund Advisors Inc...........................        910,300(6)          5.8%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

(1) A total of 15,738,983 shares of Common Stock was outstanding as of April 13, 1998.

(2) Heartland Advisors, Inc. ("HAI") informed the Company that, as of April 13, 1998, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table and that, as of such date, HAI had sole voting and dispositive power with respect to 2,420,600 of those shares and sole dispositive power, but no voting power, with respect to the remaining 212,900 shares. The Company previously received a report on
    Schedule 13G with a signature dated January 23, 1998 stating that HAI had sole voting power with respect to 2,505,200 shares and that HAI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), 2,736,000 shares over which it had sole dispositive power. The report on Schedule 13G described the relationship among HAI and certain investment advisory accounts and a registered investment company but did not affirm the existence of a group. Nevertheless, the Company believes that HAI, such investment accounts and the investment company may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

(3) Franklin Resources, Inc. ("Franklin") informed the Company that, as of March 31, 1998, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table and that, as of such date, Franklin had sole voting and dispositive power with respect to all such shares. The Company previously received a report on Schedule 13G with a signature dated January 16, 1998 stating that Franklin, as parent holding company of Franklin Advisory Services, Inc. ("FASI"), was reporting the beneficial ownership of FASI and its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr., as result of FASI acting as an investment adviser to several investment companies and other managed accounts registered under the Investment Company Act. The report on Schedule 13G indicates that at December 31, 1997 FASI had sole voting power with respect to 1,494,000 shares and that FASI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 1,494,000 shares over which it had sole dispositive power. The report described the relationship among Franklin, FASI, Charles B. Johnson and Rupert H. Johnson, Jr., but it denied the existence of a group. Nevertheless, the Company believes that Franklin, FASI, Charles B. Johnson and Rupert H. Johnson, Jr., may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

(4) The Company received a report on Schedule 13G dated February 12, 1998 stating that Grace & White, Inc. ("Grace & White") was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. The report on Schedule 13G indicates that at December 31, 1997 Grace & White had sole voting power with respect to 30,100 shares and that Grace & White may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 1,206,250 shares over which it had sole dispositive power. The report indicated that the shares were acquired in the ordinary course of Grace & White's investment advisory business and not with the purpose of changing or influencing the control of the Company.

(5) Includes 237,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

(6) The Company received a report on Schedule 13G with a signature dated February 9, 1998 stating that Dimensional Fund Advisors Inc. ("DFAI") was reporting the beneficial ownership of DFAI and advisory clients of DFAI, including DFA Investment Dimensions Group Inc. ("DFA Fund") and The DFA Investment Trust Company ("DFA Trust"), each an open-end management investment company under the Investment Company Act of 1940, as amended. The report on Schedule 13G and the correspondence accompanying the report indicated that at December 31, 1997 DFAI had sole voting power with respect to 588,900 shares and that DFAI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 910,300 shares over which it had sole dispositive power. The report described the relationship among DFAI, DFA Fund and DFA Trust but did not affirm the existence of a group. Nevertheless, the Company believes that DFAI, DFA Fund and DFA Trust may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

     As of April 13, 1998, the following directors of the Company, the executive officers of the Company and a former executive officer of the Company named in the Summary Compensation Table set forth below, and such directors and executive officers and former executive officer as a group, were the beneficial owners of the indicated amount of issued and outstanding shares of Common Stock. Except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                           NUMBER OF SHARES        PERCENT
                     NAME AND TITLE                       BENEFICIALLY OWNED     OF CLASS(1)
                     --------------                       -------------------    -----------
Stanley I. Berger.......................................       1,190,620(2)          7.5%
  Chairman of the Board and Director

Joel H. Reichman........................................         334,121(3)          2.1%
  President, Chief Executive Officer and Director

Scott N. Semel..........................................         262,203(4)          1.6%
  Executive Vice President, General Counsel and Secretary

Carolyn R. Faulkner.....................................          33,466(5)            *
  Vice President, Chief Financial Officer and Treasurer

Mark S. Lisnow..........................................             -0-(6)            *
  Former Senior Vice President, Merchandising

James G. Groninger......................................          43,118(7)            *
  Director

Melvin I. Shapiro.......................................          53,040(8)            *
  Director

Bernard M. Manuel.......................................          57,518(9)            *
  Director

Peter L. Thigpen........................................          22,818(10)           *
  Director

Directors, Executive Officers and a former Executive
  Officer as a group (9 persons)........................       1,996,904(11)        12.0%

---------------
  *  Less than 1%

 (1) A total of 15,738,983 shares of Common Stock was outstanding as of April 13, 1998.

 (2) Includes 237,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

 (3) Includes 303,166 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998, as well as 280 shares owned by Mr. Reichman's wife and 427 shares owned by Mr. Reichman's children, as to which 707 shares Mr. Reichman disclaims beneficial ownership.

 (4) Includes 229,166 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998, as well as 450 shares owned by Mr. Semel's daughter, as to which he disclaims beneficial ownership.

 (5) Includes 32,466 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

 (6) Mr. Lisnow's employment with the Company and his service as an officer of the Company ended on February 13, 1998. The information in the table with respect to shares beneficially owned by Mr. Lisnow is based solely upon information available to the Company.

 (7) Includes 39,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

 (8) Includes 39,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998 and 450 shares owned by Mr. Shapiro's wife as to which he disclaims beneficial ownership.

 (9) Includes 39,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

(10) Includes 18,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998.

(11) Includes 938,798 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 1998. See also Notes 2 through 5 and 7 through 10 above for further details concerning such options.

NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     Joel H. Reichman has been President and Chief Executive Officer of the Company since December 1994. Prior to that time, he served as the Company's President and Chief Operating Officer since January 1993. Mr. Reichman has been employed by the Company since 1976 and served as its Executive Vice President from 1985 until January 1993. Mr. Reichman has been a director of the Company since 1987. Mr. Reichman has worked in the retail clothing business for more than 25 years.

     Scott N. Semel, 42, has been employed as General Counsel to the Company since 1986. Mr. Semel was elected Secretary and Vice President of the Company in March 1990, and Senior Vice President of the Company in March 1994. Mr. Semel was elected Executive Vice President of the Company in April 1996.

     Carolyn R. Faulkner, 36, joined the Company as its Controller in June 1993. In March 1994, Mrs. Faulkner was elected as a Vice President of the Company. In July 1996, Mrs. Faulkner was elected Chief Financial Officer. On January 20, 1998, Mrs. Faulkner was elected Treasurer of the Company. Prior to joining the Company, from 1985 through May 1993, Mrs. Faulkner held various positions with Coopers & Lybrand L.L.P., an independent accounting firm, including the position of Business Assurance Manager.

     Stanley I. Berger is a founder of the Company and has been its Chairman of the Board since January 1993. Mr. Berger also served as the Company's Chief Executive Officer from January 1993 until December 1994. Prior to January 1993, Mr. Berger served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception.

     James G. Groninger was elected a director of the Company in 1987. Mr. Groninger is the founder and president of The BaySouth Company, a financial advisory firm. Prior to becoming associated with The BaySouth Company, from 1988 through 1994, Mr. Groninger held various positions with PaineWebber Incorporated, an investment banking and brokerage firm, including the position of Managing Director. Mr. Groninger is a member of the Board of Directors of Cygne Designs, Inc., a private label designer and manufacturer of clothing for women, and NPS Pharmaceuticals, Inc., a research and development pharmaceutical company.

     Bernard M. Manuel was elected a director of the Company in 1990. Mr. Manuel is the Chairman of the Board and Chief Executive Officer of Cygne Designs, Inc., and Chairman of the Board and Chief Executive

Officer of Amvent, Inc., an international financial consulting company. Mr. Manuel has been associated with these companies since prior to 1990.

     Melvin I. Shapiro was elected a director of the Company in 1990. Mr. Shapiro retired from the independent accounting firm of Tofias, Fleishman, Shapiro & Co., P.C. in April 1998. Until his retirement, Mr. Shapiro had been a partner in that firm for more than 25 years.

     Peter L. Thigpen was elected a director of the Company in March 1994. Mr. Thigpen is a partner and a founder of Executive Reserves, a consulting firm specializing in marketing strategy, quality processes and the development of strategic business plans. Prior to becoming associated with Executive Reserves, Mr. Thigpen held various positions with Levi Strauss & Co. covering a period of more than 23 years, including the position of Senior Vice President, U.S. Operations. Mr. Thigpen has been a lecturer at the Haas School of Business at the University of California, Berkeley since 1992. Mr. Thigpen is presently a member of the Board of Directors of The Gymboree Corporation, a children's apparel and accessories retailer.

     All directors hold office until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof. Executive officers, once elected, serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     During the Company's fiscal year ended January 31, 1998 ("fiscal year 1997"), non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 1997, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $1,500 for each Audit Committee meeting; and $1,500 for each Corporate Governance Committee meeting. During fiscal year 1997, non-employee directors of the Company were, and during the fiscal year ending January 30, 1999 ("fiscal year 1998") such directors will continue to be, eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Under the provisions of the 1992 Stock Incentive Plan, each non-employee director of the Company who is elected by the stockholders to the Board initially will automatically be granted, upon such election, a stock option to purchase up to 10,000 shares of Common Stock at the then fair market value of Common Stock. Each non-employee director of the Company who is re-elected by the stockholders to the Board is granted, upon such re-election, a stock option to purchase up to 3,000 shares of Common Stock at the then fair market value of Common Stock. The 1992 Stock Incentive Plan further provides that each of such stock options becomes exercisable in three equal annual installments commencing twelve months following the date of grant and has a ten year term. The 1992 Stock Incentive Plan also provides that non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Stock Incentive Plan ("Unrestricted Stock") by entering into an irrevocable agreement with the Company in advance of the beginning of a calendar year. On April 13, 1998 the Board of Directors amended the 1992 Stock Incentive Plan expressly to provide the Compensation Committee of the Board of Directors (the "Compensation Committee") with the authority to waive the requirement that such an irrevocable agreement be delivered prior to the beginning of the calendar year in which a non-employee director wishes to receive shares of Unrestricted Stock in lieu of directors' fees otherwise due. On April 13, 1998 the Compensation Committee waived, with respect to calendar year 1998, compliance with the requirement that such irrevocable agreements be delivered prior to the beginning of the calendar year. This waiver is applicable to meetings of the Board of Directors and its committees held on April 13, 1998 and thereafter through the end of calendar year 1998. All non-employee directors have agreed to receive one-half of their directors' fees (excluding reimbursement of expenses) in shares of Unrestricted Stock for meetings of the Board of Directors and its committees in which they participate in calendar year 1998 beginning with the meetings held on April 13, 1998.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer of the Company during fiscal year 1997, the other three executive officers of the Company as of January 31, 1998, including Mark S. Lisnow, a former executive officer of the Company who resigned in February 1998 (collectively, the "Named Executive Officers"), for the fiscal years ended January 31, 1998, February 1, 1997 ("fiscal year 1996") and February 3, 1996 ("fiscal year 1995").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                        ANNUAL            AWARDS:
              NAME AND                               COMPENSATION        SECURITIES
         PRINCIPAL POSITION           FISCAL     --------------------    UNDERLYING         ALL OTHER
       (AT JANUARY 31, 1998)           YEAR      SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(1)
       ---------------------          ------     ---------   --------   ------------   -------------------
Joel H. Reichman....................   1997      $375,000    $ -0-        270,000           $  3,621
  President and                        1996      $375,000    $ -0-         40,000           $  2,451
  Chief Executive Officer              1995      $375,000    $ -0-         50,000           $  3,295

Scott N. Semel......................   1997      $290,000    $ -0-        150,000           $  3,566
  Executive Vice President,            1996(2)   $290,000    $ -0-         40,000           $  3,472
  General Counsel and Secretary        1995      $255,000    $ -0-         50,000           $  2,578

Carolyn R. Faulkner.................   1997(3)   $210,000    $ -0-         80,000           $  3,453
  Vice President, Chief Financial      1996(4)   $158,808    $ -0-         20,000           $  2,412
  Officer and Treasurer                1995      $120,394    $ -0-          5,000           $  2,661

Mark S. Lisnow (5)..................   1997      $300,000    $ -0-         80,000           $312,186
  Former Senior Vice President,        1996      $300,000    $ -0-         20,000           $  1,233
  Merchandising                        1995      $132,692    $ -0-         35,000           $     65

---------------
(1) The amounts disclosed in this column covering fiscal year 1997 represent:
    (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Reichman, $421; Mr. Semel, $366; Mrs. Faulkner, $253; and Mr. Lisnow, $379); (ii) matching contributions equal to $3,200 that were made by the Company for the benefit of each of the Named Executive Officers to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and (iii) as to Mr. Lisnow, severance benefits under his Employment Agreement with the Company (described below) and his Separation Agreement with the Company dated February 9, 1998 (described below), consisting of a lump sum payment of $300,000 that was recorded by the Company in fiscal year 1997 and was paid on February 26, 1998, and payments for medical insurance benefits to be paid by the Company through May 1999 in the aggregate amount of $8,607.

(2) Mr. Semel was elected Executive Vice President of the Company on April 17, 1996.

(3) Mrs. Faulkner was elected Treasurer of the Company on January 20, 1998.

(4) Mrs. Faulkner was elected Chief Financial Officer of the Company on July 16, 1996.

(5) Mr. Lisnow joined the Company on August 25, 1995 and was elected Senior Vice President, Merchandising, of the Company on September 18, 1995. Mr. Lisnow's employment with the Company and his service as an officer of the Company ended on February 13, 1998.

     Option Grants Table. The following Option Grants Table sets forth certain information as of January 31, 1998 regarding stock options granted during fiscal year 1997 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                          VALUE OF ASSUMED
                              ----------------------------------------------------------      ANNUAL RATES OF
                                 NUMBER OF        PERCENT OF                                    STOCK PRICE
                              OPTIONS GRANTED    TOTAL OPTIONS    EXERCISE                   APPRECIATION FOR
                                TO PURCHASE         GRANTED       PRICE PER                   OPTION TERM(4)
                               COMMON STOCK     TO EMPLOYEES IN     SHARE     EXPIRATION   ---------------------
NAME                              (#)(1)        FISCAL YEAR(2)     ($/SH)      DATE(3)        5%          10%
----                          ---------------   ---------------   ---------   ----------   ---------   ---------
Joel H. Reichman............      270,000            38.9%         $12.00      04/28/07      $ -0-       $ -0-
Scott N. Semel..............      150,000            21.6%         $12.00      04/28/07      $ -0-       $ -0-
Carolyn R. Faulkner.........       80,000            11.5%         $12.00      04/28/07      $ -0-       $ -0-
Mark S. Lisnow..............       80,000            11.5%         $12.00      04/28/07      $ -0-       $ -0-

---------------

(1) Options were granted to Messrs. Reichman, Semel and Lisnow and Mrs. Faulkner under the 1992 Stock Incentive Plan, and become exercisable in five equal annual installments commencing twelve months following the date of grant. The last sale price of Common Stock on the date of grant, as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") was $5.00 per share. These options are subject to forfeiture if the Company's Common Stock does not close at or above a price of $12.00 per share for at least five trading days during a period of ten consecutive trading days ending on or prior to April 28, 2002.

(2) Options covering 693,750 shares of Common Stock were granted to employees of the Company during fiscal year 1997.

(3) Subject to the forfeiture provisions described above, all options described above expire ten years following the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission (the "Commission") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of shares of Common Stock. Also, the options are subject to forfeiture if the Company's Common Stock does not close at or above a price of $12.00 per share for at least five trading days during a period of ten consecutive trading days ending on or prior to April 28, 2002. An increase of ten percent or less, compounded annually from the date of grant, would not be sufficient to achieve the target price by April 28, 2002, and the option would thus be forfeited. There can be no assurance that the amounts shown will be realized.

     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during fiscal year 1997 and stock options held as of January 31, 1998 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED
                                                            OPTIONS TO PURCHASE            VALUE OF UNEXERCISED
                                                              COMMON STOCK AT             IN-THE-MONEY OPTIONS AT
                                SHARES       VALUE           FISCAL YEAR-END(#)             FISCAL YEAR-END(3)
                              ACQUIRED ON   REALIZED   ------------------------------   ---------------------------
                              EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE
                              -----------   --------   -----------   ----------------   -----------   -------------
Joel H. Reichman............    22,498      $58,684      219,166         313,334            $-0-           $-0-
Scott N. Semel..............    33,748      $95,644      169,166         193,334            $-0-           $-0-
Carolyn R. Faulkner.........     -0-        $  -0-        16,466          99,534            $-0-           $-0-
Mark S. Lisnow..............     -0-        $  -0-        29,999         105,001            $-0-           $-0-

---------------
(1) "Value Realized" means the difference between the option exercise price and the market value, as of the date of exercise, of the shares of Common Stock acquired upon exercise.

(2) Includes 270,000, 150,000, 80,000 and 80,000 options for Mr. Reichman, Mr.
    Semel, Mrs. Faulkner and Mr. Lisnow, respectively, which are subject to forfeiture if the per share price of Common Stock does not close at or above $12.00 for at least five trading days ending on or prior to April 28, 2002.

(3) Value is based on the last sale price of Common Stock ($2.1875 per share) on Friday, January 30, 1998, as reported by Nasdaq, less the applicable option exercise price.

     EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements, effective as of October 16, 1995, with each of Joel H. Reichman, Scott N. Semel and Mark S. Lisnow for three year terms ending October 15, 1998, and an employment agreement, effective as of May 9, 1997, with Carolyn R. Faulkner for a three year term ending May 8, 2000. Each of these employment agreements (collectively, the "Employment Agreements") provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to expiration of the then current term. The Employment Agreements require each executive officer to devote substantially all of the executive officer's time and attention to the business of the Company as necessary to fulfill his or her duties. Pursuant to the Employment Agreements, Messrs. Reichman, Semel and Lisnow and Mrs. Faulkner were each initially entitled to be paid base salary at an annual rate of $375,000, $255,000, $300,000 and $210,000, respectively. The Employment
Agreements provide that the executive officers' annual rate of base salary for the remaining years of employment may be increased by the Compensation Committee in its sole discretion. The Employment Agreements further provide that, effective as of the first day of each fiscal year of the Company, each executive officer's annual rate of base salary will be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While an executive officer is employed by the Company, the Company provides the executive officer with a full size automobile for the executive officer's personal use and for use in performance of his or her employment duties and obligations, including maintenance of and fuel for such automobile. Each executive officer is entitled to vacations and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

     The Employment Agreements provide that in the event the executive officer's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreements), disability or death, or in the event that the Company shall fail to renew the Employment Agreement at any time within two years following the date of a "Change in Control of the Company," the Company is required, upon such termination or failure to renew, immediately to pay to the executive officer, in a lump sum, a severance payment equal to the greater of (i) one-twelfth of the executive officer's then annual base salary multiplied by the number of months remaining in the term of the Employment Agreement or (ii) a sum equal to his or her annual base salary then in effect multiplied by (a) two years in the case of Messrs. Reichman and Semel and Mrs. Faulkner, and (b) one year in the case of Mr. Lisnow. In addition, in the event the executive officer's employment is terminated under such circumstances, the executive officer is also entitled to continue to participate, at the Company's expense, in the Company's health insurance and disability insurance programs to the extent permitted by such programs for a period of (a) two years in the case of Messrs. Reichman and Semel and Mrs. Faulkner, and (b) one year in the case of Mr. Lisnow. The Employment Agreements also provide that in the event the Company elects not to renew the Employment Agreement (other than within two years following a Change of Control of the Company), the Company will pay the executive officer a sum equal to the greater of (i) one year's annual base salary or (ii) two months base salary plus one-sixth of the executive officer's bonus, if any, relating to the most recently completed fiscal year, for each year the executive officer has been employed by the Company. If an executive officer dies while he or she is on Company business, then the Company is required to pay such executive officer's estate one-half of his or her then annual base salary. The Company and Mr. Lisnow agreed to terminate his Employment Agreement when his employment with the Company and his service as an officer of the Company ended on February 13, 1998.

     Each Employment Agreement contains confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. Each Employment Agreement also contains covenants pursuant to which each executive officer agrees during the term of his or her employment and for a one year period following the termination of his or her employment, not to have any connection with any business which competes with the business of the Company. Each Employment Agreement provides that in the event of termination of employment (unless such termination is because the Company fails to renew the Employment Agreement or the Company terminates the executive officer's employment within two years following a Change in Control of the Company), the executive officer will be available on a part-time basis to advise and consult with the Company, with respect to the affairs of the Company, for up to one year following termination of employment. In the event the Company elects not to renew an executive officer's Employment Agreement, or terminates the executive officer's employment within two years following a Change in Control of the Company, or fails to make the required severance payments described above, then the non-competition covenants contained in such executive officer's Employment Agreement will automatically terminate.

     Under the Employment Agreements, the executive officer may terminate his or her employment at any time upon 30 days' prior notice. Upon the executive officer's termination of employment or election not to renew his or her Employment Agreement, the non-competition covenants contained in such executive officer's Employment Agreement will terminate unless the Company pays the executive officer the severance payments described above. In such event, the executive officer will be entitled to receive such portion of his or her annual base salary and bonus, if any, as had been accrued to date.

     For purposes of the Employment Agreements, a "Change in Control of the Company" is deemed to occur if: (i) there is consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Employment Agreements also provide that if, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code), an excise tax is payable by the executive officer under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive officer additional compensation which will be sufficient to enable the executive officer to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the executive officer is in the same economic position in which he would have been if the provisions of Section 4999 of the Internal Revenue Code had not been applicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James G. Groninger, Bernard M. Manuel and Peter L. Thigpen served on the Compensation Committee during all of fiscal year 1997. Persons serving on the Compensation Committee had no relationships with the Company in fiscal year 1997 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

                         COMPENSATION COMMITTEE REPORT

     Decisions concerning the compensation of the Company's executive officers generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company. This Report summarizes the Company's executive officer compensation practices and policies for fiscal year 1997.

COMPENSATION POLICIES

     The Company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The compensation mix reflects a balance of annual cash payments, consisting of annual base salary payments and annual incentive bonus payments, and long-term stock-based incentives in the form of stock options. Annual incentive cash bonuses are earned by eligible executive officers under the Company's Senior Executive Incentive Plan (the "SEIP") adopted in fiscal year 1996 based upon the achievement of measurable corporate performance goals established prior to or in the first quarter of each fiscal year. However, emphasis in incentive compensation is placed on the more strategic stock-based plans which more closely align the interests of the executive officers with those of the stockholders of the Company and which provide incentives to attract individuals and to motivate and retain executive officers over the long-term.

     The Company's executive officer compensation consists of two key components: (1) an annual component, consisting of base salary and bonus, if any, and (2) a long-term component consisting of the grant of stock options. The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company's Chief Executive Officer, Joel H. Reichman, are described below.

  (1) Annual Component: Base Salary and Annual Bonus

     Base Salary: The Employment Agreements described above specify initial base salaries and annual cost of living increases for the four executive officers who had such Agreements in fiscal year 1997 and permit increases in such base salaries by the Compensation Committee. The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer's position and comparing the executive officers' salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. In connection with base salary amounts set for fiscal year 1997, members of the Compensation Committee reviewed five professionally-prepared surveys that included compensation information concerning certain companies in the Industry to determine competitive base salaries in the Industry. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). The increase in base salary in fiscal year 1997 for Mrs. Faulkner, in particular, reflects, among other things, an effort to set her base salary at a rate competitive with executives holding the same position with other companies in the Industry. Each of the four executive officers declined to accept cost of living increases set forth in their Employment Agreements for fiscal year 1997 and fiscal year 1998.

     Annual Bonus: The concept underlying the SEIP is to link compensation to the performance of the Company based on measurable corporate performance criteria. The Compensation Committee annually determines which executive officers are eligible to participate in the SEIP for the following fiscal year. Generally, an executive officer's eligibility is determined based upon an assessment of such officer's performance during the previous fiscal year as well as other factors which members of the Compensation Committee may take into account. In order for bonuses to be paid under the SEIP in fiscal year 1997, the SEIP required the achievement of two quantifiable corporate performance goals measured by earnings per share and return on net assets. These corporate performance goals were determined without regard to the effect of any non-recurring item of income or expense recorded during the fiscal year. In the first quarter of fiscal 1997, the Compensation Committee established the goals for each measure of performance. These corporate performance goals, as well as certain other features of the SEIP, are the same performance criteria and features used in the annual incentive compensation plans in which other eligible employees of the Company participate. Under the SEIP for fiscal year 1997, if a certain threshold level of corporate performance relating to either goal was met during the fiscal year, then the Company's executive officers would have been entitled to receive a bonus for that portion of the fiscal year during which the individual served as an executive officer of the Company. Depending upon the extent to which each of the minimum corporate performance goals is exceeded, each of the executive officers could have received a maximum bonus for fiscal year 1997 equal to 50% of the executive officer's base salary for that portion of the fiscal year during which the individual served as an executive officer. During fiscal year 1997, neither of the corporate performance goals was met. Accordingly, none of the executive officers participating in the SEIP was paid a bonus for the fiscal year.

  (2) Long-Term Component: Stock Options

     To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company. In connection with stock option grants in fiscal year 1997, the members of the Compensation Committee reviewed a professionally-prepared survey in order to determine competitive amounts of stock option grants for the executive officers. The Compensation Committee also considered the advice of an independent executive compensation consultant with regard to the advisability of utilizing premium priced stock options as an element of the Company's stock-based incentive program for senior executives. Accordingly, in order to focus management on business performance that creates stockholder value and to reward management only for superior results, all stock options granted to executive officers in fiscal year 1997 have an exercise price 140% higher than the fair market value of shares of Common Stock on the day of grant. The premium priced stock options granted to the executive officers of the Company in fiscal year 1997 cover significantly greater amounts of shares of Common Stock than the amounts historically granted because such greater amounts significantly align the interests of the executive officers with the interests of the Company's stockholders and handsomely reward senior management in the event that the Company's market capitalization increases in excess of $109 million within the five year period following the date of grant of the options. The Compensation Committee believes that the use of premium priced options places a greater portion of senior management's compensation at risk under an incentive compensation program that is closely aligned with creation of stockholder value. To encourage the executive officers further to achieve superior performance and to create stockholder value within a defined time frame, the premium priced options include a forfeiture provision that is applicable if the per share price of Common Stock does not reach $12.00 by April 28, 2002. In addition, the options are subject to time-based vesting at a rate of 20% per annum over five years. If the market price of shares of Common Stock reaches $12.00 per share prior to April 28, 2002, the options would continue in effect for a period of ten years from the date of grant and the five year time-based vesting would continue. The Compensation Committee believes that the premium priced stock options granted to the executive officers of the Company in fiscal year 1997 provide a strong incentive for creation of stockholder value over the long term since the full benefit of this element of the compensation package cannot be realized unless appreciation in the price of Common Stock occurs over a specified number of years.

     In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

     The Commission requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Reichman served as the Company's President and Chief Executive Officer during all of fiscal year 1997. The following discussion sets forth the bases for Mr. Reichman's compensation during fiscal year 1997 and the relationship between his compensation and the performance of the Company.

     Annual Base Salary: Mr. Reichman's base salary was initially fixed in October 1995 by his Employment Agreement at $375,000 per annum. Thereafter, it is subject to increase by the Compensation Committee and, as of the first day of each fiscal year of the Company, is to be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. After review of the Company's performance during fiscal year 1996, the contributions of Mr. Reichman and the other executive officers to that performance, their anticipated responsibilities in fiscal year 1997 and the surveys and other materials accumulated for the Committee's review, the Compensation Committee did not authorize an increase in Mr. Reichman's base salary for fiscal year 1997. Mr. Reichman previously declined to accept an increase in his base salary authorized by the Committee for fiscal year 1996 and, like the other executive officers of the Company, declined to accept a cost of living increase set forth in his Employment Agreement for fiscal year 1997 and fiscal year 1998.

     Annual Bonus: Like the other executive officers of the Company, Mr. Reichman did not receive a bonus because the corporate performance goals under the SEIP were not met during fiscal year 1997.

     Stock Options: In light of the Company's performance in fiscal year 1996 and Mr. Reichman's contribution to that performance and in furtherance of the Compensation Committee's policy of more closely aligning the executive officers interests with those of the stockholders, in the first quarter of fiscal year 1997, the Compensation Committee granted Mr. Reichman a premium priced stock option covering 270,000 shares of Common Stock at an option price of $12.00 per share. This stock option is subject to certain forfeiture provisions based upon the performance of the Company's Common Stock during the five year period following the date of grant of the option. Based on the survey reviewed by the Compensation Committee and upon the advice of an independent executive compensation consultant, the Committee believes, as described above, that this option grant provides a strong incentive for Mr. Reichman to implement the actions necessary for the Company to achieve superior performance and create significant stockholder value within a defined period of time.

     In fiscal year 1997, the Company's efforts to become less dependent on Levi Strauss & Co. brands by undergoing a transition to a vertically integrated private label apparel retailer proved unsuccessful. The Company's gross margins and operating results were negatively affected by merchandise markdowns associated with poor performing private label brand products and markdowns necessitated by the liquidation of private label brand products. In addition, the Company's operating performance, like that of other apparel retailers that are heavily dependent on sales of Levi's(R) brand merchandise, was significantly affected by reduced consumer demand in the United States for Levi's(R) brand products. The erosion of market share of the Levi's(R) brand in the United States and the limited availability of the most popular Levi's(R) styles of apparel historically sold in the Company's outlet stores were the most significant contributors to the Company's negative comparable store sales during the fiscal year. The reduced demand for Levi's(R) brand products resulted in decreases in the Company's gross margins and operating results because of merchandise markdowns and lower initial margins associated with these products.

     In the context of these challenges, Mr. Reichman undertook, beginning in the second quarter of fiscal year 1997, a number of steps to place the Company in a position for improved operating performance in fiscal year 1998. In June 1997, Mr. Reichman announced a return to the Company's core competency of operating specialty retail stores featuring Levi's(R), Dockers(R) and other name brand products. This major shift in the Company's strategic direction involved the discontinuance of the Company's product development and sourcing operations and the closure of 33 poorly-performing stores. By the end of fiscal year 1997, the store closure program was virtually complete and the obligations associated with the product development and sourcing operation were terminated, each within the Company's original estimate of the costs associated with the shift in strategic direction. In light of lower sales than in the prior fiscal year, Mr. Reichman took steps during fiscal year 1997 to reduce the Company's expenses and overhead. Mr. Reichman implemented a headcount freeze in the Company's corporate office in June 1997, and a reduction in force in January 1998 that eliminated approximately 25% of the positions in the Company's headquarters and field management staff. In addition, during the latter half of the fiscal year, under Mr. Reichman's direction, the Company shifted its merchandising strategy in its Boston Trading Co.(R) and Designs stores and began testing the performance of a variety of nationally-recognized brand products and a select group of emerging fashion brands. During fiscal year 1997 Mr. Reichman was responsible for store operations, store construction and design, and real estate, and, with the recent departure from the Company of its chief merchant, Mr. Reichman has become responsible for product merchandising, visual merchandising and marketing. Although the Company's operating performance and the performance of its Common Stock during the fiscal year were disappointing, the Compensation Committee is satisfied with Mr. Reichman's contributions to the Company in fiscal year 1997, particularly the steps he has taken to position the Company for improved performance in fiscal year 1998, and believes that his compensation was warranted for fiscal year 1997.

                           THE COMPENSATION COMMITTEE
                               JAMES G. GRONINGER
                               BERNARD M. MANUEL
                                PETER L. THIGPEN

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's Retail (Specialty-Apparel) Index) for each of the most recent five years ended January
31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1993. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                              [PERFORMANCE GRAPH]

                                                                                         S&P RETAIL
                                                                          S&P           (SPECIALTY-
               MEASUREMENT PERIOD                                     INDUSTRIALS         APPAREL)
             (FISCAL YEAR COVERED)                 DESIGNS, INC.         INDEX             INDEX
                      1993                           $100.00           $100.00           $100.00
                      1994                             67.11            111.06             85.06
                      1995                             38.82            114.36             68.15
                      1996                             30.26            157.34             81.16
                      1997                             31.58            195.17            102.76
                      1998                             11.51            249.79            186.55

     The graph and other data used above were prepared by Standard & Poor's Compustat Services, a division of The McGraw-Hill Companies.

                             ADDITIONAL INFORMATION

401(k) PLAN

     On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such Plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($9,500 in calendar years 1996 and 1997). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such Plan by eligible employees. During fiscal year 1997, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

SENIOR EXECUTIVE INCENTIVE PLAN

     The SEIP was initially adopted by the Board of Directors of the Company during the fiscal year 1996. The SEIP is an incentive compensation plan under which executive officers of the Company may be eligible to receive annual cash bonus payments. For a more complete description of the SEIP, please refer to the "Compensation Policies" portion of the Compensation Committee Report set forth above.

KEY MAN INSURANCE

     The Company has obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Reichman. The Company pays the premium for such policy and is the sole beneficiary thereof.

LIMITATION OF LIABILITY; INDEMNIFICATION

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for
(i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

     The Certificate of Incorporation and the By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company entered into a consulting agreement with Mr. Berger dated as of December 21, 1994 (the "Consulting Agreement") in which he agreed to provide an average of four days per week of consulting services to the Company until December 20, 1997. As compensation for such services, among other things, the Company agreed to pay Mr. Berger at the rate of $250,000 per annum and to provide him and his spouse health benefits during and after the term of the Consulting Agreement. The Consulting Agreement contains covenants pursuant to which Mr. Berger agreed during the term of the Consulting Agreement and for a two year period following expiration of the Agreement, not to have any connection with any business that competes with the business of the Company in the eastern United States. Under the Consulting Agreement, the Company also agreed, during the term of the Agreement, to make available to Mr. Berger an automobile for use in connection with his work for the Company and to reimburse him for the expenses of operation of the automobile. The Company further agreed to transfer title to such automobile to Mr. Berger, without charge to him, promptly after expiration of the term of the agreement, and such automobile, having a value of approximately $19,800 at the time of transfer, was transferred to Mr. Berger in January 1998. Following December 20, 1997, Mr. Berger has continued to provide consulting services to the Company on a month-to-month basis with respect to the Company's Levi's(R) Outlet by Designs stores. As compensation for such services, the Company pays Mr. Berger at the rate of $50,000 per annum.

     In connection with the termination of Mr. Lisnow's employment with the Company in February 1998, he entered into a Separation Agreement with the Company dated February 9, 1998. In the Separation Agreement, and in accordance with the terms of Mr. Lisnow's Employment Agreement, the Company agreed, among other things, to pay Mr. Lisnow severance in a lump sum equal to $300,000.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors met seven times during fiscal year 1997. Messrs. Berger, Reichman, Groninger, Manuel and Thigpen attended all meetings of the Board. Mr. Shapiro attended six meetings of the Board.

     The Board of Directors has an Audit Committee consisting of Messrs. Berger, Groninger, Shapiro, and Thigpen, a Compensation Committee consisting of Messrs. Groninger, Manuel and Thigpen, and a Corporate Governance Committee consisting of Messrs. Berger, Groninger, Manuel, Shapiro and Thigpen.

     The Audit Committee meets periodically with management and the Company's independent accountants to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met four times during fiscal year 1997. Messrs. Groninger, Shapiro and Thigpen attended all meetings of the Audit Committee. Mr. Berger was elected to the Audit Committee on June 10, 1997 and attended the two meetings of the Audit Committee held following his election to the Committee.

     The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the 1992 Stock Incentive Plan), supervise benefit plans and make recommendations regarding them to the Board of Directors. The Compensation Committee met four times in fiscal year 1997 and all members attended each meeting.

     The Corporate Governance Committee is responsible for performing functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company's corporate compliance programs. The Corporate Governance Committee met twice during fiscal year 1997. Messrs. Groninger, Manuel, Shapiro and Thigpen attended all meetings of the Corporate Governance Committee. Mr. Berger was elected to the Corporate Governance Committee on June 10, 1997 and attended the one meeting of the Corporate Governance Committee held following his election to the Committee.

     The Corporate Governance Committee is responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Stockholders wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section 4.16 of the By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee's election is to be considered.

     The Corporate Governance Committee intends to engage in a search, following the Annual Meeting, for up to two additional qualified candidates to become members of the Company's Board of Directors. It is expected that the search will focus on candidates with either significant specialty-retail merchandising or name brand wholesale experience.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Coopers & Lybrand L.L.P. has served as the Company's principal independent accountants continuously since 1981. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1997, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

SHARES ENTITLED TO VOTE

     At the close of business on April 17, 1998, the record date for the Annual Meeting, the Company's outstanding voting securities consisted of 15,738,983 shares of Common Stock. Each share is entitled to one vote at the Annual Meeting.

SOLICITATION

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. Georgeson & Company Inc. has been retained by the Company for a fee not to exceed $10,000 to aid in solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its executive offices no later than January 6, 1999.

     In addition, the By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"). To bring an item of business before the 1999 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before February 9, 1999 nor later than March 26, 1999. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such Annual Meeting or (b) the fifteenth day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them. The Annual Report for fiscal year 1997 is being delivered to stockholders with this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

                                         DESIGNS, INC.
                                         NOTICE OF 1998
                                         ANNUAL MEETING OF
                                         STOCKHOLDERS AND
                                         PROXY STATEMENT

                                         TUESDAY, JUNE 9, 1998
                                         10:00 A.M.
[DESIGNS INC LOGO]
                                         SHERATON NEEDHAM HOTEL
                                         100 CABOT STREET
                                         NEEDHAM, MASSACHUSETTS 02194

                                         PLEASE SIGN YOUR PROXY AND
                                         RETURN IT IN THE ENCLOSED
                                         POSTAGE-PAID ENVELOPE SO
                                         THAT YOU MAY BE REPRESENTED
                                         AT THE ANNUAL MEETING.







                                                                       481-PS-98

DSN96 3                            DETACH HERE


                                     PROXY

                                 DESIGNS, INC.

                   66 B STREET, NEEDHAM, MASSACHUSETTS 02194
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 1998


     The undersigned stockholder of Designs, Inc., hereby appoints Joel H. Reichman and Carolyn R. Faulkner, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 9, 1998, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matter set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned to others for such Annual Meeting.



-----------                                                        -----------
SEE REVERSE         (CONTINUED AND TO SIGNED ON REVERSE SIDE)      SEE REVERSE
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

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DSN96 2                                                             DETACH HERE

 ___
|   | PLEASE MARK
| X | VOTES AS IN
|___| THIS EXAMPLE.

     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT
     WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND
     PROXY STATEMENT OF DESIGNS, INC. DATED MAY 6, 1998.

     1.   Election of Directors:         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

          Nominees: Stanley J. Berger, Joel H. Reichman,
          James G. Groninger, Bernard M. Manuel,
          Melvin I. Shapiro and Peter L. Thigpen.

                 ___                ___
                |   |    FOR       |   | WITHHELD
                |   |    ALL       |   | FROM ALL
                |___|  NOMINEES    |___| NOMINEES



           ___
          |   |
          |___|________________________________________________________
           FOR, except vote withheld from the nominee(s) as noted above.

                                                                                                                             ___
                                                                           MARK HERE IF YOU PLAN TO ATTEND THE MEETING      |   |
                                                                                                                            |___|

                                                                                                                             ___
                                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    |   |
                                                                                                                            |___|




                                                                           IMPORTANT: Please sign your name or names exactly as
                                                                           printed on this proxy and fill in the date next to your
                                                                           signature. If more than one person is named, each must
                                                                           sign. When signing as attorney, executor, administrator,
                                                                           trustee or guardian, given title as such. If the
                                                                           stockholder is a corporation, this proxy should be signed
                                                                           by an authorized officer and such officer should state
                                                                           his/her title.

Signature: _________________________________ Date: ______________ Signature: ____________________________ Date: ____________________
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